Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Owl Rock Capital Corporation:

We consent to the incorporation by reference in the registration statement on Form N-2 of Owl Rock Capital Corporation of our report dated February 23, 2021, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the annual report on Form 10-K of Owl Rock Capital Corporation for the year ended December 31, 2020 and our report dated February 23, 2021 on the senior securities table attached as an exhibit to the Form 10-K.

/s/ KPMG LLP

New York, New York
February 23, 2021